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Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

GSCI-ER Notes Due July 16, 2007
Final Term Sheet

Aggregate Principal Amount:	$4,010,000 (The Aggregate Principal Amount may be increased and sold at different issue prices prior to the Issue Date.)
Pricing Date:	June 27, 2006
Issue Date:	July 13, 2006
Maturity Date:	July 16, 2007, unless such day is not a Business Day in which case the modified following business day convention shall apply (subject, in each case, to the effect of any Market Disruption Event)
Initial Issue Price:	100.00%
Underwriting commission:	0%
Proceeds to Issuer:	100.00%
Initial Index Level:	726.5
Maximum Redemption Amount:	For each note, 136.75% of its principal amount
Determination Date:	July 9, 2007, unless such day is not a Trading Day in which case the modified following business day convention shall apply (subject, in each case, to the effect of any Market Disruption Event)
CUSIP:	00254EBJ0

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.

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AB SVENSK EXPORTKREDIT (Swedish Export Credit Corporation)
GSCI-ER Notes Due July 16, 2007 Final Term Sheet